Exhibit 99.1

To: All BBW Associates

From: Gina Boswell

Subject: An Update from Gina

Dear Gingham Nation,

I’m writing to share that I will be out of the office beginning March 20, 2025 to undergo a scheduled surgery.  This will require a temporary absence where I expect to be out for up to four weeks, followed by a few weeks of remote work. My doctors expect a full recovery, and I look forward to returning to the office soon.

I want to assure you that during this period, the company will continue to operate as usual. I will remain in close contact with our senior leadership team and Board, while I focus on my health.  We have a terrific team of leaders and I am confident that, with your support, we will continue to deliver value for our customers, partners, and shareholders.

As always, I’m grateful for your hard work and dedication.  Thank you for everything you do each day for our customers and each other.

Warm regards,

Gina